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                                                                   EXHIBIT 23.2


                          INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Registration Statement on Form S-3 of LDDS Communications, Inc. of our report dated March 7, 1994 on the consolidated balance sheet of IDB Communications Group, Inc. and its subsidiaries as of December 31, 1993 and the consolidated statements of operations, cash flows and stockholders' equity for the years ended
December 31, 1993 and 1992 and the related financial statement schedule for the years then ended (such financial statements and financial statement schedule have not been separately included herein or incorporated by reference in this prospectus) appearing in the Annual Report on Form 10-K of LDDS Communications, Inc. for the year ended December 31, 1994.

/S/ DELOITTE & TOUCHE LLP

Deloitte & Touche LLP

Los Angeles, California
April 19, 1995